Exhibit 99.1

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

In re ACS SHAREHOLDER LITIGATION	) ) ) )	Consolidated C.A. No. 4940-VCP

STIPULATION AND [PROPOSED] ORDER

WHEREAS, on September 28, 2009, Affiliated Computer Services, Inc. (“ACS”) announced that it had entered into a definitive agreement for Xerox Corporation (“Xerox”) to acquire ACS in a cash and stock transaction (the “Proposed Transaction”) that valued ACS at $6.4 billion as of September 25, 2009;

WHEREAS, two actions were filed in this Court, which the Court consolidated on October 7, 2009 under the caption In re ACS Shareholder Litigation, Consolidated C.A. No. 4940-VCP (the “Action”);

WHEREAS, on October 22, 2009, the Court issued an order certifying a class of ACS shareholders (the “Class”), appointing New Orleans Employees’ Retirement System, The Federated Kaufmann Fund, The Federated Kaufmann Growth Fund, and The Federated Kaufmann Fund II as Class Representatives;

WHEREAS, Plaintiffs filed a motion to enjoin the closing of the Proposed Transaction on multiple grounds;

WHEREAS, on December 10, 2009, representatives of each of the defendants and Class Counsel (with participation of counsel from a parallel action in Texas) met in person to negotiate terms of a potential settlement of all or part of the Action;

WHEREAS, on December 11, 2009, Class Representatives filed an Amended Complaint in the Action;

NOW, THEREFORE, the undersigned parties (the “Parties”), through their counsel, have agreed as follows:

1.           The Merger Agreement will be amended to provide that a non-waivable condition to a closing of the Merger will be the approval of the Merger Agreement by the affirmative vote of holders of a majority of the outstanding shares of Company Class A Common Stock (other than those shares of Company Class A Common Stock held by holders of Company Class B Common Stock).

2.           The Parties are discussing in good faith and will resolve any issues relating to disclosure in Xerox’s S-4 relating to the Merger by midnight on Sunday, December 13, 2009, subject to Plaintiffs’ Counsel’s fiduciary duties, provided that nothing shall in any way affect the undertaking by plaintiffs in the first sentence of paragraph 3 hereof.

3.           The plaintiffs agree not to seek to enjoin any shareholder vote on the closing of the Merger, nor shall they take any action for the purpose of preventing or delaying the closing of the Merger.  Subject to the prior sentence, nothing in this agreement shall preclude plaintiffs from moving for other relief at the hearing now scheduled for January 13 and 14, 2010, including without limitation a motion seeking an equitable set aside or constructive trust with respect to some or all of the consideration paid to Deason in the Merger, with respect to which motion defendants reserve the right to oppose.

4.           The Parties shall not oppose any application by plaintiffs to set a final trial on the post-closing litigation to take place consistent with the Court’s schedule between March 15, 2010 and no later than May 15, 2010.

5.           The Parties will negotiate in good faith the scope and timing of discovery in advance of any pre-closing hearing.

6.           The Parties acknowledge that, pursuant to this MOU, plaintiffs have conferred benefits on the Class, and that plaintiffs will seek an award of attorneys’ fees and reimbursement of litigation expenses (“Attorneys’ Fees”) in connection therewith.  The parties have not in any respect discussed the amount of any potential fee award.  Regardless of whether the parties ultimately reach an agreement as to the reasonableness of any fee award, ACS or its successor will pay to plaintiffs any Attorneys’ Fees that the Court may award.  ACS or its successor reserves the right to object to the amount of any Attorneys’ Fees for which plaintiffs may apply.

7.           The Parties’ respective agreement to approve this Stipulation shall not in any respect be argued to constitute a waiver, acceptance, ratification or in any other respect prejudice the rights of any party in the Action or the Class with respect to any post-closing claims or proceedings.

Dated:  December 13, 2009

/s/ Stuart M. Grant
Of Counsel: Mark Lebovitch Amy Miller Bernstein Litowitz Berger & Grossmann LLP 1285 Avenue of the Americas New York, New York 10019 (212) 554-1400	Stuart M. Grant (#2526) Cynthia A. Calder (#2978) Grant & Eisenhofer, P.A. 1201 North Market Street Wilmington, Delaware 19801 (302) 622-7000 Court-Appointed Co-Class Counsel

Stephen Lowey Thomas Skelton Lowey Dannenberg Cohen & Hart, P.C. One North Broadway White Plains, New York 10601-2310 (914) 997-0500

/s/ Kevin G. Abrams
Of Counsel: John D. Donovan, Jr. Peter L. Welsh Ropes & Gray LLP One International Place Boston, Massachusetts 02110 (617) 951-7000
Kevin G. Abrams (#2357)
Nathan A. Cook (#4841)
Abrams & Bayliss LLP
20 Montchanin Road
Suite 200
Wilmington, Delaware 19807
(302) 778-1000

Attorneys for ACS Special Committee Members Kurt R. Krauss,
Paul E. Sullivan, Ted B. Miller, Jr. and Frank Varasano

/s/ Raymond J. DiCamillo
Of Counsel: Peter E. Kazanoff Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017-3954 (212) 455-2000
Raymond J. DiCamillo (#3188)
Harry Tashjian, IV (#4609)
Richards, Layton & Finger, P.A.
One Rodney Square
920 North King Street
Wilmington, Delaware 19801
(302) 651-7700

Attorneys for Xerox Corporation and Boulder Acquisition Corp.

/s/ Kenneth J. Nachbar
Of Counsel: Francis P. Barron Gary A. Bornstein Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019 (212) 474-1000
Kenneth J. Nachbar (#2067)
Morris, Nichols, Arsht & Tunnell LLP
1201 North Market Street
P.O. Box 1347
Wilmington, Delaware 19899-1347
(302) 658-9200

Attorneys for Lynn R. Blodgett, Robert Allen Druskin and
Affiliated Computer Services, Inc.

SO ORDERED:

Vice Chancellor Donald F. Parsons